P15000011722

Florida Department of State
Division of Corporations
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Account Name : VCORP SERVICES, LLC
Account Number : I20080000067
Phone : (845)425-0077
Fax Number : (845)818-3588

2023 APR 11 PM 3:06

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COR AMND/RESTATE/CORRECT OR O/D RESIGN
AVRA MEDICAL ROBOTICS INC.

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AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION OF AVRA MEDICAL ROBOTICS, INC.

AVRA MEDICAL ROBOTICS, INC., a Florida corporation (the "**Corporation**" or the "**Company**"), acting pursuant to the Florida Business Corporation Act, does hereby submit the following amendments to its Amended and Restated Articles of Incorporation:

FIRST: The name of the Corporation is **AVRA MEDICAL ROBOTICS, INC.**

SECOND: The Articles of Incorporation of the Corporation were filed with the Florida Secretary of State on February 4, 2015 and the Amended and Restated Articles of Incorporation of the Corporation (the "**Amended and Restated Articles**") were filed with the Florida Secretary of State on November 9, 2015.

THIRD: Article I of the Amended and Restated Articles is hereby amended in its entirety to read as follows.

"**ARTICLE I. NAME**

The name of the Corporation is SS INNOVATIONS INTERNATIONAL, INC., effective upon the reverse merger contemplated by the last paragraph of restated Article V below.

FOURTH: Article V of the Amended and Restated Articles is hereby amended in its entirety to read as follows:

"**ARTICLE V. CAPITAL STOCK**

The aggregate number of shares of all classes of capital stock which this Corporation shall have authority to issue is two hundred fifty-five million (255,000,000), consisting of (i) two hundred fifty million (250,000,000) shares of common stock, par value $.0001 (the "**Common Stock**"); and (ii) five million (5,000,000) shares of preferred stock, par value $.0001 (the "**Preferred Stock**").

The designations preferences, qualifications, limitations, rights and restrictions of the Preferred Stock and the Common Stock are as follows:

A. PROVISIONS RELATING TO THE PREFERRED STOCK:

1. The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations, preferences, qualifications, limitations, rights and restrictions as are stated and expressed in these Articles of Incorporation and in the resolution or resolutions providing for the issuance of such class or series adopted by the Board of Directors are prescribed below.

2. Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, to determine and take necessary proceedings fully to effect the issuance and redemption of any such Preferred Stock, and, with respect to each class or series of Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance of the class or series the following:

(a) Whether or not the class or series is to have voting rights, full or limited, or is to be without voting rights;

(b) The number of shares to constitute the class or series and the designations of the class or series;

(c) the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions, if any, with respect to any class or series;

(d) Whether or not the shares of any class or series shall be redeemable and if redeemable, the redemption price or prices, and the time or times at which the terms and conditions upon which such shares shall be redeemable and the manner of redemption;

(e) whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds shall be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

(f) the dividend rate, if any, whether any such dividends are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when any such dividends are payable, the preference to or the relation to the payment of the dividends payable on any other class or series of stock, whether or not such dividends shall be cumulative or non-cumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(g) The preferences, if any, and the amounts which the holders of any class or series shall be entitled to receive upon the voluntary or involuntary dissolution of or upon any distribution of the assets of the Corporation;

(h) whether or not the shares of any class or series shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other *class* or classes of stock of the Corporation and the conversion price, ratio or rate at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(i) Such other special rights and protective provisions with respect to any class or series as the Board of Directors may deem advisable and in the best interest of the Corporation.

The shares of each class or series of Preferred Stock may vary from the shares of any other class or series in any or all of the foregoing respects. The Board of Directors may increase the number of shares of Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of Preferred Stock designated for any class or series by a resolution, subtracting from such series unissued shares of Preferred Stock designated for such class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of Preferred Stock.

B. **PROVISIONS RELATED TO THE COMMON STOCK:**

1. Except as otherwise required by law or as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock, as provided above, all rights to vote and all voting power shall be vested exclusively in the holders of Common Stock.

2. Subject to the rights of the holders of the Preferred Stock, the holders of Common Stock shall be entitled to receive when, as and if declared by the Board of Directors, out of funds legally available for such purpose, dividends payable in cash, stock or otherwise.

3. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock shall have been paid in full the amounts to which they shall be entitled (if any) or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests to the exclusion of the holders of the Preferred Stock.

C. **GENERAL PROVISIONS:**

1. Except as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock, as provided above, cumulative voting by any shareholder is hereby expressly denied.

2. No shareholder of this Corporation shall have, by reason of its holding shares of any class or series of stock of the Corporation, any preemptive or preferential rights to purchase or subscribe for any other shares of any class or series of this Corporation now or hereafter authorized and any other equity securities, or any notes, debentures, warrants, bonds, or other securities convertible into, or options or warrants to purchase shares of, any class or series, now or hereafter authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such shareholder.

D. DESIGNATION OF RIGHTS, PREFERENCES, POWERS AND RESTRICTIONS OF SERIES A PREFERRED STOCK:

1,000 shares of the authorized and unissued Preferred Stock of the Company are hereby designated "**Series A Preferred Stock**" with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations:

1. **Designation and Number of Shares**. The series will be known as Series A Non-Convertible Preferred Stock (the "**Series A Preferred Stock**") and will consist of one thousand (1,000) shares of the authorized but unissued Preferred Stock of the Company. The face amount of each share of Series A Preferred Stock shall be $0.0001 per share (the "**Stated Value**").

2. **Dividends**. The holders of shares of the Series A Preferred Stock shall not be entitled to receive any dividends.

3. **Preferences on Liquidation**. Subject to the provisions of **Section 6(a)** below, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of shares of the Series A Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Company available for distribution to its shareholders, whether from capital, surplus or earnings, an amount equal to one dollar ($1.00) per share.

4. **Voting Rights**. Except as otherwise required by law or by the Articles of Incorporation and except as set forth in **Section 6(b)** below, the outstanding shares of Series A Preferred Stock shall vote together with the Company's outstanding shares of Common Stock and other voting securities of the Company as a single class and, each the total of all shares of Series A Preferred Stock outstanding shall represent 51 percent (51%) of all votes entitled to be voted at any annual or special meeting of shareholders of the Company or action by written consent of shareholders.

5. **No Impairment**. The Company will not, by amendment to the Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of the Articles of Incorporation and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against impairment.

6. **Ranking; Changes Affecting Series**.

(a) The Series A Preferred Stock shall, with respect to distribution rights on liquidation, winding up and dissolution, rank senior to any of the shares of Common Stock of the Company, and any other class or series of stock of the Company now or hereafter issued and outstanding.

(b) So long as any shares of Series A Preferred Stock are outstanding, the Company shall not (i) alter or change any of the powers, preferences, privileges or rights of the Series A Preferred Stock: or (ii) amend the provisions of this Section 6; in each case, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, as to changes affecting the Series A Preferred Stock.

7. **Redemption**. The Series A Preferred Stock held by a holder thereof (the "**Holder**") shall be automatically redeemed by the Company and cease to be outstanding at a redemption price of $1.00 per share, at such time as the Holder (a) no longer beneficially owns more than fifty percent (50%) of the shares of Common Stock of the Company issued to the Holder upon consummation of the merger contemplated by that certain Merger Agreement dated November 7, 2022, by and among the Company, Avra-SSI Merger Corporation, CardioVentures, Inc. and Dr. Sudhir Srivastava.

8. **No Conversion**. The Series A Preferred Stock is not convertible into Common Stock or any other capital stock of the Company.

9. **Protective Provisions**. So long as any shares of Series A Preferred Stock are outstanding, the Company shall not, without first obtaining the approval (by vote or written consent, as provided by Florida Business Corporation Act) of the Holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

(a) alter or change the rights, preferences or privileges of the Series A Preferred Stock;

(b) alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Series A Preferred Stock;

(c) create any new class or series of capital stock having a preference over the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company;

(d) create any new class or series of capital stock ranking *pari passu* with the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company;

(e) increase the authorized number of shares of Series A Preferred Stock;

(f) issue any shares of Series A Preferred Stock other than pursuant to the Securities Purchase Agreement with the original parties thereto;

(g) redeem, declare or pay any cash dividend or distribution on, any junior Securities;

(h) make any amendments to the Company's articles of incorporation or bylaws;

(i) increase or decrease the size of the board of directors of the Company; or

(j) a sale of the Company, or a purchase by the Company of any other entity or assets.

If holders of at least a majority of the then outstanding shares of Series A Preferred Stock agree to allow the Company to alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock pursuant to subsection (a) above, then the Company shall deliver notice of such approved change to the Holders of the Series A Preferred Stock that did not agree to such alteration or change.

10. **Lost or Stolen Certificates**. Upon receipt by the Company of (a) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s); (b) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company; or (c) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date.

Each share of Common Stock of the Corporation issued and outstanding as of the record date set by the Corporation will be subject to a 1-for- ten reverse stock split, with all fractional shares being rounded up to the nearest whole share. The par value of the shares of Common Stock will remain $0.0001. The reverse stock split (i) will not change the number of authorized shares of Common Stock or Preferred Stock; and (ii) shall become effective upon receipt of FINRA clearance by FINRA of the Issuer Company-Related Action Notification Form related thereto."

FOURTH: This Amendment to the Amended and Restated Articles was approved by all of the Company's directors and the holders of a majority of the Company's issued and outstanding common stock by joint written consent in lieu of meetings dated November 7, 2022.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to its Amended and Restated Articles to be executed by its Chief Executive Officer on this 10th day of April 10, 2023.

AVRA MEDICAL ROBOTICS, INC., INC.

By: ______________________
Barry F. Cohen, Chief Executive Officer